Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D originally filed March 23, 2012 (including amendments thereto) with respect to the shares of Common Stock, par value $0.001 per share, of Northern Empire Energy Corp.  This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: March 23, 2012

2251442 ONTARIO INC.

By:	/s/ Martin Doane
Martin Doane
Chief Executive Officer

UBEQUITY CAPITAL PARTNERS

By:	/s/ Martin Doane
Martin Doane
Global Managing Director

By:	/s/ Martin Doane
Martin Doane, Individually

By:	/s/ Bill Calsbeck
Bill Calsbeck